ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-133007 Dated November 4, 2008

Return Optimization Securities Linked to the S&P 500® Index
Enhanced Return Strategies for Moderate Return Environments
HSBC USA Inc. Securities linked to the S&P 500® Index

Investment Description
This free writing prospectus relates to fourteen separate note offerings. Each settlement date identified below represents a separate offering of notes. The purchaser of a note will acquire a security linked to S&P 500® Index. The following key terms relate to each separate notes offering.
These Return Optimization Securities Linked to the S&P 500® Index are notes issued by HSBC USA Inc., which we refer to as the “securities”. The securities are designed to provide enhanced exposure to the potential positive performance of the S&P 500® Index (the “index”) up to the maximum gain. If the index ending level is greater than the index starting level on the final valuation date, at maturity you will receive the principal amount plus a positive return equal to the index return multiplied by 5, up to the maximum gain of between 35.00% and 40.00% (to be determined on the trade date). If the index ending level is equal to or less than the index starting level (as defined herein) on the final valuation date, at maturity you will receive the principal amount reduced by 1% for every 1% by which the index ending level is less than the index starting level. You will not receive interest or dividend payments during the term of the securities. Investing in the securities involves significant risks. You may lose some or all of your principal amount. Any payment on the securities is subject to the creditworthiness of the issuer.

Features
❑ Enhanced Growth Potential: The securities provide the opportunity to receive enhanced equity returns by multiplying the positive index return by the multiplier of 5, not to exceed the maximum gain.
❑ No Principal Protection: At maturity, the securities offer the potential for a leveraged positive return up to the maximum gain while maintaining 1-to-1 downside exposure at maturity if the index return is negative. You may lose some or all of your principal amount.
❑ Diversification: The notes provide diversification within the equity portion of your portfolio through exposure to the S&P 500® Index.

Key Dates[1]
Offering	Trade Date	Settlement Date	Final Valuation Date[2]	Maturity Date[2]	CUSIP / ISIN
1	November 4, 2008	November 7, 2008	May 4,2010	May 7,2010	● / ●
2	November 5, 2008	November 10, 2008	May 5,2010	May 10,2010	● / ●
3	November 6, 2008	November 12, 2008	May 6,2010	May 11,2010	● / ●
4	November 7, 2008	November 13, 2008	May 7,2010	May 12,2010	● / ●
5	November 10, 2008	November 14, 2008	May 10,2010	May 13,2010	● / ●
6	November 11, 2008	November 14, 2008	May 11,2010	May 14,2010	● / ●
7	November 12, 2008	November 17, 2008	May 12,2010	May 17,2010	● / ●
8	November 13, 2008	November 18, 2008	May 13,2010	May 18,2010	● / ●
9	November 14, 2008	November 19, 2008	May 14,2010	May 19,2010	● / ●
10	November 17, 2008	November 20, 2008	May 17,2010	May 20,2010	● / ●
11	November 18, 2008	November 21, 2008	May 18,2010	May 21,2010	● / ●
12	November 19, 2008	November 24, 2008	May 19,2010	May 24,2010	● / ●
13	November 20, 2008	November 25, 2008	May 20,2010	May 25,2010	● / ●
14	November 21, 2008	November 26, 2008	May 21,2010	May 26,2010	● / ●
1      Expected. In the event we make any change to the expected trade date and settlement date, the final valuation date and maturity date will be changed so that the stated term of the securities remains the same.
2      Subject to postponement in the event of a market disruption event.

Security Offerings
We are offering Return Optimization Securities Linked to the S&P 500® Index. The return of the securities is subject to, and will in no event exceed, the predetermined maximum gain of between 35.00% and 40.00% (to be determined on the trade date) and, accordingly, any return at maturity will not exceed the specified maximum gain. The securities are offered at a minimum investment of $1,000.

See “Additional Information about HSBC USA Inc. and the Securities” on page 2 of this free writing prospectus. The securities offered will have the terms specified in the accompanying base prospectus dated April 5, 2006, the accompanying prospectus supplement dated October 12, 2007, the accompanying prospectus addendum dated December 12, 2007 and the terms set forth herein. See “Key Risks” on page 6 of this free writing prospectus and the more detailed “Risk Factors” beginning on page S-3 of the accompanying prospectus supplement for risks related to the securities and the index.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document, the accompanying base prospectus, prospectus addendum, prospectus supplement and any other related prospectus supplements. Any representation to the contrary is a criminal offense. The securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.

The securities will not be listed on any U.S. securities exchange or quotation system. See “Supplemental Plan of Distribution” on page 10 for the distribution arrangement.

	Price to Public	Underwriting Discount	Proceeds to Us
Per Security	100%	1.75%	98.25%
Total	●	●	●

UBS Financial Services Inc.	HSBC USA Inc.

Additional Information about HSBC USA Inc. and the Securities
This free writing prospectus relates to 14 separate security offerings, each linked to the index identified on the cover page. The index described in this free writing prospectus is a reference asset as defined in the prospectus supplement, and the securities being offered hereby are “notes” for purposes of the prospectus supplement. You may participate in any one of the security offerings or, at your election, in more than one. As a purchaser of a security, you will acquire an investment instrument linked to the index. Although the security offering relates to the index identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to the index, or as to the suitability of an investment in the securities.

You should read this document together with the prospectus dated April 5, 2006, the prospectus supplement dated October 12, 2007 and the prospectus addendum dated December 12, 2007. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 6 of this free writing prospectus and in “Risk Factors” beginning on page S-3 of the prospectus supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

HSBC USA Inc. has filed a registration statement (including a prospectus, prospectus addendum and prospectus supplement) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus addendum and prospectus supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, HSBC USA Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus addendum and prospectus supplement if you request them by calling toll-free 1 888 800 4722.

You may access these documents on the SEC web site at www.sec.gov as follows:

w	Prospectus supplement dated October 12, 2007:
www.sec.gov/Archives/edgar/data/83246/000114420407053900/v090138_424b2.htm

w	Prospectus addendum dated December 12, 2007:
www.sec.gov/Archives/edgar/data/83246/000114420407067025/v096997_424b2.htm

w	Prospectus dated April 5, 2006:
www.sec.gov/Archives/edgar/data/83246/000110465906022455/a05-22289_1s3asr.htm

As used herein, references to “HSBC”, “we,” “us” and “our” are to HSBC USA Inc. References to the “prospectus supplement” mean the prospectus supplement dated October 12, 2007, references to the “prospectus addendum” mean the prospectus addendum dated December 12, 2007 and references to “accompanying prospectus” mean the HSBC USA Inc. prospectus, dated April 5, 2006.

Investor Suitability
The securities may be suitable for you if:
w You seek an investment with an enhanced return linked to the performance of the index and you believe the level of the index will increase moderately over the term of the securities - meaning that such an increase, as magnified by the multiplier, is unlikely to exceed the maximum gain indicated herein at maturity.
w You are willing and able to lose 1% of your principal amount for every 1% that the index ending level is less than the index starting level.
w You are willing to forgo dividends paid on the stocks included in the index.
w You are willing to hold the securities to maturity and are aware that there may be little or no secondary market for the securities.
w You do not seek current income from this investment.
w You are willing to invest in securities for which your potential return is capped at the maximum gain.
w You are comfortable with the creditworthiness of HSBC, as issuer of the securities.

The securities may not be suitable for you if:
w You do not believe the level of the index will moderately increase over the term of the securities, or you believe the level of the index will increase by more than the indicated maximum gain at maturity.
w You seek an investment whose return is not subject to a cap that is equal to the maximum gain of between 35.00% and 40.00% (to be determined on the trade date).
w You seek an investment that has some degree of principal protection.
w You prefer to receive the dividends paid on stocks included in the index.
w You are unable or unwilling to hold the securities to maturity.
w You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities issued by HSBC or another issuer with a similar credit rating.
w You seek current income from this investment.
w You are not willing or are unable to assume the credit risk associated with HSBC, as issuer of the securities.
w You seek an investment for which there will be an active secondary market.

The suitability considerations identified above are not exhaustive. Whether or not the securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the securities in light of your particular circumstances.

Indicative Terms
Issuer	HSBC USA Inc. (Aa3/AA-)[1]
Principal Amount	$10.00 per security
Term	18 months
Payment at Maturity
You will receive a cash payment at maturity linked to the performance of the index during the term of the securities.
If the index return is greater than zero, you will receive the sum of (a) the principal amount plus (b) the principal amount multiplied by the lesser of (i) the maximum gain and (ii) (the index return multiplied by the multiplier):
$10.00 + [$10.00 x the lesser of (i) the maximum gain and (ii) (the index return multiplied by the multiplier)]

If the index return is zero, you will receive your principal amount of:
$10.00

If the index return is less than zero, you will lose 1% of your principal amount for each 1% that the index ending level is less than the index starting level:
$10.00 + ($10.00 x index return)

Multiplier	5
Maximum Gain	Between 35.00% and 40.00% (the maximum gain will be determined on the trade date)
Index Return	Index ending level - index starting level
index starting level
Index Starting Level
With respect to offering 1, ●;
with respect to offering 2, ●;
with respect to offering 3, ●;
with respect to offering 4, ●;
with respect to offering 5, ●;
with respect to offering 6, ●;
with respect to offering 7, ●;
with respect to offering 8, ●;
with respect to offering 9, ●;
with respect to offering 10, ●;
with respect to offering 11, ●;
with respect to offering 12, ●;
with respect to offering 13, ●;
with respect to offering 14, ●, in each case representing the an intra-day level or the official closing level of the index on the respective trade date, as determined by the calculation agent.

Index Ending Level	With respect to each offering of securities, the official closing level of the index on the respective final valuation date, as determined by the calculation agent.
Official Closing Level
The official closing level on any scheduled trading day will be the closing level of the index as determined by the calculation agent based upon determinations with respect thereto made by the reference sponsor and displayed on Bloomberg Professional® service page “SPX <INDEX>”.

Calculation Agent	HSBC USA Inc.

Determining Payment at Maturity

As such, you could lose up to the entire principal amount of your securities depending on how much the level of the index decreases over the term of the securities.

1 HSBC USA Inc. is rated Aa3 by Moody’s and AA- by Standard & Poor’s. A credit rating reflects the creditworthiness of HSBC USA Inc. and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. The securities themselves have not been independently rated. Each rating should be evaluated independently of any other rating. However, because the return on the securities is dependent upon factors in addition to our ability to pay our obligations under the securities, such as the index ending level, an improvement in our credit ratings, financial condition or results of operations is not expected to have a positive effect on the trading value of the securities.

What are the tax consequences of the securities?
You should carefully consider, among other things, the matters set forth in “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement. The following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the securities. This summary supplements the section “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement and supersedes it to the extent inconsistent therewith. This summary does not address the tax consequences that may be relevant to persons that own in the aggregate, directly or indirectly (including by reason of investing in the securities) more than 5% of any entity included in the index.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the securities. In the opinion of Cadwalader, Wickersham & Taft LLP, special U.S. tax counsel to us, the securities should be treated as pre-paid forward or other executory contracts with respect to the index. We intend to treat the securities consistent with this approach and, pursuant to the terms of the securities, you agree to treat the securities under this approach for all U.S. federal income tax purposes. Pursuant to this approach, we do not intend to report any income or gain with respect to the securities prior to their maturity or an earlier sale or exchange and we intend to treat any gain or loss upon maturity, or an earlier sale or exchange as long-term capital gain or loss, provided that the U.S. holder has held the securities for more than one year at such time for federal income tax purposes. See "Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts or Executory Contracts" in the prospectus supplement for certain U.S. federal income tax considerations applicable to notes that are treated as pre-paid cash-settled forward or other executory contracts.

If one or more of the entities included in the index are treated as “real estate investment trusts” (“REITs”), partnerships or trusts, or “passive foreign investment companies” (“PFICs”) for U.S. federal income tax purposes, or otherwise as a “pass-thru entity” for purposes of section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), it is possible that the note will be subject to the “constructive ownership” rules of section 1260 of the Code. If so, the portion of any gain that relates to a pass-thru entity that would otherwise be treated as long-term capital gain recognized on the sale, exchange, maturity, or other taxable disposition of the notes could be treated as ordinary income and subject to an interest charge.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the securities, other characterizations and treatments are possible and the timing and character of income in respect of the securities might differ from the treatment described above. For example, the securities could be treated as debt instruments that are “contingent payment debt instruments” for federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations — Contingent Payment Debt Instruments” in the prospectus supplement. It is also possible that a holder may recognize ordinary income or short-term capital gain in respect of any payment at maturity.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or prepaid forward contract (which may include the securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder of a security is required to accrue income in respect of the security prior to the receipt of payments under the security or its earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of a security as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder of the security could be subject to U.S. withholding tax in respect of a security. It is unclear whether any regulations or other guidance would apply to the securities (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the federal income tax treatment of the securities.

PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SECURITIES.

Scenario Analysis and Examples at Maturity

The below scenario analysis and examples are provided for illustrative purposes only and are purely hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of the index relative to its index starting level. We cannot predict the index ending level on the final valuation date or the closing level of the index on any other scheduled trading day. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the index. The numbers set forth in the examples below have been rounded for ease of analysis. The following scenario analysis and examples illustrate the payment at maturity for a $10.00 security on a hypothetical offering of the securities.

The following scenario analysis and examples assume an index starting level of 1,000.00, a multiplier of 5, a maximum gain of 37.50% (the actual maximum gain will be determined on the trade date) and a range of possible index returns from +50.00% to -50.00%.

Example 1 — The level of the index increases from an index starting level of 1,000.00 to an index ending level of 1,030.00. The index return is calculated as follows:
(1,030.00-1,000.00) / 1,000.00 = 3.00%

Because the index return is greater than zero, the payment at maturity is calculated as follows:

$10.00 + [$10.00 x the lesser of (i) the maximum gain and (ii) (the index return x 5)]

=$10.00 + [$10.00 x the lesser of (i) 37.50% and (ii) (3.00% x 5)]

=$10.00 + [$10.00 x the lesser of (i) 37.50% and (ii) 15.00%]

=$10.00 + [$10.00 x 15.00%]

=$10.00 + $1.50

=$11.50

Example 2 — The level of the index increases from an index starting level of 1,000.00 to an index ending level of 1,100.00. The index return is calculated as follows:
(1,100.00-1,000.00) / 1,000.00 = 10.00%

Because the index return is greater than zero, the payment at maturity is calculated as follows:

$10.00 + [$10.00 x the lesser of (i) the maximum gain and (ii) (the index return x 5)]

=$10.00 + [$10.00 x the lesser of (i) 37.50% and (ii) (10.00% x 5)]

=$10.00 + [$10.00 x the lesser of (i) 37.50% and (ii) 50.00%]

=$10.00 + [$10.00 x 37.50%]

=$10.00 + $3.75

=$13.75

Example 3 — The level of the index decreases from an index starting level of 1,000.00 to an index ending level of 800.00. The index return is calculated as follows:
(800.00 -1,000.00) / 1,000.00 = -20.00%

Because the index return is less than zero, the payment at maturity is calculated as follows:

$10.00 + ($10.00 x index return)

=$10.00 + ($10.00 x -20.00%)

=$10.00 - $2.00

=$8.00

Key Risks

An investment in the securities involves significant risks. Some of the risks that apply to the securities are summarized here, but we urge you to read the more detailed explanation of risks relating to the securities generally in the “Risk Factors” section of the accompanying prospectus supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

w
The Securities are Not Principal Protected and You May Lose Up to the Full Amount of Your Initial Investment: The securities are not principal protected. The securities differ from ordinary debt securities in that we will not pay you 100% of your principal amount if the index return is less than zero. In that event, you will lose 1% of the original principal amount for each 1% that the index ending level is less than the index starting level. Accordingly, you may lose up to the full amount of your invested principal.

w
Maximum Gain: You will not participate in any increase in the level of the index (as magnified by the multiplier) beyond the maximum gain of between 35.00% and 40.00% (to be determined on the trade date). YOU WILL NOT RECEIVE A RETURN ON THE SECURITIES GREATER THAN THE MAXIMUM GAIN.

w
Lack of Liquidity: The securities will not be listed on any securities exchange or quotation system. An affiliate of HSBC intends to offer to repurchase the securities in the secondary market but is not required to do so and may cease any such market-making activities at any time without notice. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which an affiliate of HSBC is willing to buy the securities, which will exclude any fees or commissions you paid when you purchased the securities and therefore generally lower the price of the securities in the secondary market.

w
No Interest or Dividend Payments or Voting Rights: As a holder of the securities, you will not receive interest payments, and you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the stocks underlying the index would have.

w
Price Prior to Maturity: The market price of the securities will be influenced by many factors including the level or price of the index, volatilities, dividends, the time remaining to maturity of the securities, interest rates, geopolitical conditions, economic, political, financial and regulatory or judicial events, and the creditworthiness of HSBC.

w
Potential HSBC Impact on Price: Trading or transactions by HSBC or its affiliates in the index and/or over-the-counter options, futures, or other instruments with returns linked to the performance of the index, may adversely affect the market price of the index and, therefore, the market value of the securities.

w	Maximum Potential Return only at Maturity: You can only earn the maximum potential return if you hold the securities to maturity.

w
Potential Conflict of Interest: HSBC and its affiliates may engage in business with the issuers of the stocks comprising the index (the “underlying stock issuers”), which may present a conflict between the obligations of HSBC and you, as a holder of the securities. The calculation agent, who is the issuer of the securities, will determine the payment at maturity based on the observed index ending level. The calculation agent can postpone the determination of the index ending level or the maturity date if a market disruption event occurs and is continuing on the final valuation date.

w
Potentially Inconsistent Research, Opinions or Recommendations by HSBC: HSBC, UBS Financial Services Inc., and their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding any offering of the securities. Any such research, opinions or recommendations could affect the level of the index or the price of the stocks included in the index, and therefore, the market value of the securities.

w
Credit of Issuer: The notes are senior unsecured debt obligations of the issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities depends on the ability of HSBC, to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the securities and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the securities.

w
Uncertain Tax Treatment: There is no direct legal authority as to the proper tax treatment of the securities, and therefore significant aspects of the tax treatment of the securities are uncertain, as to both the timing and character of any inclusion in income in respect of the securities. In the opinion of Cadwalader, Wickersham & Taft LLP, special U.S. tax counsel to us, the securities should be treated as pre-paid forward or other executory contracts with respect to the index. We intend to treat the securities consistent with this approach and, pursuant to the terms of the securities, you agree to treat the securities under this approach for all U.S. federal income tax purposes. See "Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts or Executory Contracts" in the prospectus supplement for certain U.S. federal income tax considerations applicable to notes that are treated as pre-paid cash-settled forward or other executory contracts.

Certain of the entities included in the index could be treated as REITs, partnerships, trusts, or PFICs for U.S. federal income tax purposes, or otherwise as “pass-thru entities” for purposes of section 1260 of the Code, in which case it is possible that the note will be subject to the “constructive ownership” rules of section 1260 of the Code. If so, the portion of any gain that relates to a pass-thru entity that would otherwise be treated as long-term capital gain recognized on the sale, exchange, maturity, or other taxable disposition of the notes could be treated as ordinary income and subject to an interest charge.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or prepaid forward contract (which may include the securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder of a security is required to accrue income in respect of the security prior to the receipt of payments under the security or its earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of a security as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder of the security could be subject to U.S. withholding tax in respect of a security. It is unclear whether any regulations or other guidance would apply to the securities (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the federal income tax treatment of the securities. For a more complete discussion of the U.S. federal income tax consequences of your investment in a security, please see the discussion under “Certain U.S. Federal Income Tax Considerations”.
Market Disruption Event

If the final valuation date is not a scheduled trading day, then the final valuation date will be the next scheduled trading day. If a market disruption event (as defined below) exists on the final valuation date, then the final valuation date will be the next scheduled trading day for which there is no market disruption event. If a market disruption event exists with respect to the final valuation date on five consecutive scheduled trading days, then the fifth such scheduled trading day will none the less be the final valuation date, and the calculation agent will determine the official closing level of the index on that date by means of the formula for and method of calculating the index which applied just prior to the market disruption event, using the relevant exchange traded or quoted price of each stock in the index (or if an event giving rise to a market disruption event has occurred with respect to a stock in that index on that fifth scheduled trading day, its good faith estimate of the value for that stock). If the final valuation date is postponed, then the maturity date will also be postponed until the third business day following the postponed final valuation date.

“Market disruption event” means any scheduled trading day on which any relevant exchange or related exchange fails to open for trading during its regular trading session or on which any of the following events has occurred and is continuing which we determine is material:

(i) any suspension of or limitation imposed on trading by any relevant exchanges or related exchanges or otherwise, (A) relating to any stock included in the index or (B) in futures or options contracts relating to the index on any related exchange; or

(ii) any event (other than any event described in (iii) below) that disrupts or impairs the ability of market participants in general (A) to effect transactions in, or obtain market values for any stock included in the index or (B) to effect transactions in, or obtain market values for, futures or options contracts relating to the index on any applicable related exchange; or

(iii) the closure on any scheduled trading day of any relevant exchange or related exchange prior to its scheduled closing time (unless the earlier closing time is announced by the relevant exchange or related exchange at least one hour prior to the earlier of (A) the actual closing time for the regular trading session on the exchange and (B) the submission deadline for orders to be entered into the relevant exchange or related exchange for execution at the close of trading on that day).

“Related exchange” means each exchange or quotation system or any successor or temporary substitute for such exchange or quotation system (provided we have determined, for a substitute exchange or quotation system, that liquidity on such substitute is comparable to liquidity on the original related exchange) where trading has a material effect (as determined by the calculation agent) on the overall market for futures or options contracts relating to the index.

“Relevant exchange” means the primary exchange or quotation system for any stock then included in the index.

“Scheduled closing time” means the scheduled weekday closing time of the relevant exchange or related exchange, without regard to after hours or any other trading outside of the regular trading session hours.

“Scheduled trading day” means any day on which all of the relevant exchanges and related exchanges are scheduled to be open for their respective regular trading sessions.

INDEX INFORMATION

This free writing prospectus is not an offer to sell and it is not an offer to buy stocks comprising the index. All disclosures contained in this free writing prospectus regarding the index, including its make-up, performance, method of calculation, and changes in its components, are derived from publicly available information. Neither HSBC nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about the index or stocks comprising the index contained in this free writing prospectus. You should make your own investigation into the index as well as stocks included in the index. The reference sponsor has no obligation to continue to publish, and may discontinue publication of, the index. The reference sponsor may discontinue or suspend the publication of the index at any time.

Neither we nor any affiliate makes any representation that any publicly available information regarding the reference sponsor is accurate or complete. For more information, we urge you to read the section “Sponsors or Issuers and Reference Asset” on page S-37 in the accompanying prospectus supplement.

The S&P 500® Index (the “index”)

Standard & Poor’s (“S&P”) publishes the index.

The index is capitalization weighted and is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the index, discussed below in further detail, is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of October 31, 2008, 419 companies, or 83.80% of the constituents in the index, traded on the New York Stock Exchange (the “NYSE”) and 81 companies, or 16.20% of the constituents in the index, traded on The NASDAQ Global Select Market or the NASDAQ Global Market (collectively, the “NASDAQ”). S&P chooses companies for inclusion in the index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the New York Stock Exchange (the “NYSE”), which S&P uses as an assumed model for the composition of the total market.

Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. Ten main groups of companies comprise the index with the number of companies included in each group, as of October 31, 2008, indicated in parenthesis: Industrials (57), Utilities (32), Telecommunication Services (9), Materials (30), Information Technology (74), Energy (40), Consumer Staples (41), Consumer Discretionary (80), Health Care (53) and Financials (84). Changes in the index are reported daily in the financial pages of many major newspapers, on the Bloomberg Professional® service under the symbol “SPX” and on S&P website (http://www.spglobal.com). Information contained in the S&P website is not incorporated by reference in, and should not be considered a part of, this free writing prospectus. The index does not reflect the payment of dividends on the stocks included in the index.

Computation of the index

S&P currently computes the index as of a particular time as follows:

(i)	the product of the market price per share and the number of then outstanding shares of each component stock as determined as of that time (referred to as the “market value” of that stock);

(ii)	the market values of all component stocks as of that time are aggregated;

(iii)	the average of the market values as of each week in the base period of the years 1941 through 1943 of the common stock of each company in a group of 500 substantially similar companies is determined;

(iv)	the mean average market values of all these common stocks over the base period are aggregated (the aggregate amount being referred to as the “base value”);

(v)	the current aggregate market value of all component stocks is divided by the base value; and

(vi)	the resulting quotient, expressed in decimals, is multiplied by ten.

While S&P currently employs the above methodology to calculate the index, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the performance of the index.

S&P adjusts the foregoing formula to offset the effects of changes in the market value of a component stock that are determined by S&P to be arbitrary or not due to true market fluctuations.

These changes may result from causes such as:

•	the issuance of stock dividends,

•	the granting to shareholders of rights to purchase additional shares of stock,

•	the purchase of shares by employees pursuant to employee benefit plans,

•	consolidations and acquisitions,

•	the granting to shareholders of rights to purchase other securities of the company,

•	the substitution by S&P of particular component stocks in the index, and

•	other reasons.

In these cases, S&P first recalculates the aggregate market value of all component stocks, after taking account of the new market price per share of the particular component stock or the new number of outstanding shares of that stock or both, as the case may be, and then determines the new base value in accordance with the following formula:

Old Base Value X New Market Value = New Base Value
Old Market Value

The result is that the base value is adjusted in proportion to any change in the aggregate market value of all component stocks resulting from the causes referred to above to the extent necessary to negate the effects of these causes upon the index.

In addition, S&P standard practice is to remove all closely held shares and shares held between corporations who are both in the calculations of the index and an index component’s market value.

License Agreement with S&P:

We have entered into a nonexclusive license agreement providing for the license to us, in exchange for a fee, of the right to use indices owned and published by S&P’s in connection with some products, including the securities.

The securities are not sponsored, endorsed, sold or promoted by S&P, a division of The McGraw Hill Companies, Inc. S&P makes no representation or warranty, express or implied, to the holders of the securities or any member of the public regarding the advisability of investing in financial products generally or in the securities particularly or the ability of the S&P 500® to track general stock market performance. S&P’s only relationship to HSBC USA Inc. (other than transactions entered into in the ordinary course of business) is the licensing of certain service marks and trade names of S&P and of the S&P 500® which is determined, composed and calculated by S&P without regard to HSBC or the securities. S&P has no obligation to take the needs of HSBC or the holders of the securities into consideration in determining, composing or calculating the S&P 500®. S&P is not responsible for and has not participated in the determination of the timing of the sale of the securities, prices at which the securities are to initially be sold, or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the securities.

The graph below illustrates the performance of the index from 1/1/97 to 10/31/08 as reported on the Bloomberg Professional® service. The historical levels of the index should not be taken as an indication of future performance.

The closing level of the index on October 31, 2008 was 968.75.

Certain ERISA Considerations

We urge you to read the “Certain ERISA Considerations” section in the Prospectus Supplement.

Discontinuance or Modification of the Index

If the reference sponsor (as defined below) discontinues publication of or otherwise fails to publish the index on any day on which the index is scheduled to be published and the reference sponsor or another entity publishes a successor or substitute index that the calculation agent determines to be comparable to the discontinued index (the comparable index, the “successor index”), then that successor index will be deemed to be the index for all purposes relating to the securities, including for purposes of determining whether a market disruption event exists. Upon any selection by the calculation agent of a successor index, the calculation agent will furnish written notice to us and the holders of the securities.

If the index is discontinued or if the reference sponsor fails to publish the index and the calculation agent determines that no successor index is available at that time, then the calculation agent will determine the applicable official closing level using the same general methodology previously used by the reference sponsor. The calculation agent will continue to make that determination until the earlier of (i) the final valuation date or (ii) a determination by the calculation agent that the index or a successor index is available. In that case, the calculation agent will furnish written notice to us and the holders of the securities.

If at any time the method of calculating the index or a successor index, or the level thereof, is changed in a material respect, or if the index or a successor index is in any other way modified so that, in the determination of the calculation agent, the level of that index does not fairly represent the level of the index or successor index that would have prevailed had those changes or modifications not been made, then the calculation agent will make the calculations and adjustments as may be necessary in order to determine a level comparable to the level that would have prevailed had those changes or modifications not been made. If, for example, the method of calculating the index or a successor index is modified so that the level of that index is a fraction of what it would have been if it had not been modified, then the calculation agent will adjust that index in order to arrive at a level of the index or successor index as if it had not been modified. In that case, the calculation agent will furnish written notice to us and the holders of the securities.

Notwithstanding these alternative arrangements, discontinuance of the publication of the index may adversely affect the value of, and trading in, the securities.

“Reference sponsor” means Standard and Poor’s, a division of The McGraw Hill Companies, Inc.

Events of Default and Acceleration

If the calculation agent determines that the securities have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the securities, the calculation agent will determine the accelerated payment at maturity due and payable in the same general manner as described in “Indicative Terms” in this free writing prospectus. In that case, the scheduled trading day preceding the date of acceleration will be used as the final valuation date for purposes of determining the accelerated index return. If a market disruption event exists with respect to the index on that scheduled trading day, then the accelerated final valuation date for the index will be postponed for up to five scheduled trading days (in the same general manner used for postponing the originally scheduled final valuation date). The accelerated maturity date will be the third business day following the accelerated final valuation date.

If the securities have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the securities. For more information, see “Description of Debt Securities — Events of Default” and “— Events of Default; Defaults” in the accompanying prospectus.

Supplemental Plan of Distribution

We will agree to sell to UBS Financial Services Inc. (the “Agent”), and the Agent has agreed to purchase, all of the securities at the price indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) containing the final pricing terms of the securities. We have agreed to indemnify the Agent against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agent may be required to make relating to these liabilities as described in the accompanying prospectus supplement and the prospectus. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount to its affiliates.

Subject to regulatory constraints, HSBC USA Inc. (or an affiliate thereof) intends to offer to purchase the securities in the secondary market, but is not required to do so. We or our affiliate will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the securities and the Agent and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

Settlement

With respect, to securities offering 3, offering 4, and offering 5, we expect that the delivery of the securities will be made against payment therefor on or about the settlement date specified on the cover page of this free writing prospectus, which will be the fourth business day following the trade date of the securities (the settlement cycle being referred to as “T+4”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.